UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                         SEC File No.: 000-11088

                           NOTIFICATION OF LATE FILING

                    /X/Form 10-K / / Form 11-K / / Form 20-F
                           / /Form 10-Q / /Form N-SAR

                         For Period Ended: July 31, 1999

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

N/A
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                                     PART I
                             REGISTRANT INFORMATION

ALFACELL CORPORATION
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Full Name of Registrant


N/A
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Former Name if Applicable


225 Belleville Avenue
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Address of Principal Executive Office (Street and Number)


Bloomfield, New Jersey 07003
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City, State and Zip Code





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                                     PART II
                            RULES 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

/X/       (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/       (b)  The subject annual report, semi-annual report/portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Company's Chief Financial Officer, Gail E. Fraser, resigned effective as of June 23, 1999. As a result, such officer's responsibilities have been reassigned to others at the Company. This transition has caused a delay in completing the Form 10-K. The Registrant does not have sufficient time to meet filing requirements for Form 10-K.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.


       Kuslima Shogen                (973)                   748-8082
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         (Name)                     Area Code             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                  /X/ Yes / / No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                /  / Yes  /X/ No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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     ALFACELL CORPORATION, has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 1999

                                     By:   /s/ KUSLIMA SHOGEN
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                                           Kuslima Shogen
                                           Chief Executive Officer






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